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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

          We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of YES! Entertainment Corporation for the registration of 4,325,591 shares of its common stock issued in connection with the conversion of convertible subordinated debentures and Series A Convertible Preferred Stock and the exercise of certain Warrants, and to the incorporation by reference therein of our report dated February 28, 1996, with respect to the consolidated financial statements and schedule of YES! Entertainment Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                             /s/  ERNST & YOUNG LLP

San Jose, California
March 24, 1997